Exhibit 21.1

SUBSIDIARIES OF BLEND LABS, INC.

Subsidiary	Jurisdiction

Blend Brokerage, Inc. dba Blend Realty	Delaware
Blend Title Insurance Agency, Inc.	Delaware
Blend Insurance Agency, Inc.	Delaware
Blend Operations, Inc.	Delaware
Blend Insights, Inc.	Delaware
Blend Title of Utah, LLC	Utah
Blend Processing, Inc.	Delaware
Blend Managing General Insurance Agency, Inc.	Delaware
Title365 Holding Co.	California
Title365 Company LLC	Pennsylvania
Title365 Company	California
Title365 Signings, Inc.	Wyoming
Title365 of Louisiana LLC	Louisiana
Xome Labs Inc.	Texas
Title365 Company of Alabama LLC	Alabama
Blend Labs India Private Limited	India